UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 19, 2016

Date of Report (Date of earliest event reported)

The Grilled Cheese Truck, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Suite 38, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 478-2571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 19, 2016, The Grilled Cheese Truck, Inc., a Nevada corporation (the “Company”) entered into an Investment Agreement (“Investment Agreement”) with R2S, LLC, a California limited liability company (“R2S”).

Pursuant to the Investment Agreement, R2S has agreed to grant the Company a line of credit up to $3,000,000. R2S shall approve draws from the line of credit in its sole discretion and is not required to loan any sums to the Company. In the event R2S does lend sums to the Company pursuant to the Agreement, such loans shall be evidenced by promissory notes (“Note(s)”) bearing 10% interest. Each note shall mature one year from its issuance, be secured by all assets of the Company and may be converted into common shares of the Company at a rate of $1.00 per share. In addition, for every dollar invested, R2S will be issued a warrant to purchase one common share of the Company at an exercise price of $2.00 per share and one share of restricted common stock to be held in escrow for one year. All securities may be issued to R2S or its designated assign.

Pursuant to the Investment Agreement, the Company has also entered into the following material covenants:

The Company shall pay R2S an administrative fee of $60,000, to be paid in increments.

The Company will change its name to “American Patriot Brands, Inc.” to properly reflect a multi brand and consolidation strategy no later than ninety days after the entering into the Investment Agreement.

Existing and future board and management members will continue to be subject to the existing lock-up and leak out terms for an additional 12 months.

All existing warrants held by Investor and any additional existing warrant holder approved by Investor shall be extended an additional 24 months past their respective expiration dates. Approved warrant extension agreements but be executed within 30 days from Investor funding the first Loan. Further, the Company will offer certain existing investors the opportunity to retroactively invest in the Company on the same terms as R2S.

The Company shall reserve shares of Common Stock to be allocated towards the payment of goods and services rendered historically or prospectively in lieu of cash, which may be issued as decided by the Company’s executive chairman and one other member of the board or executive officer.

The Company will approve the release of a lockup leak out and the transfer of a minority percentage of shares.

One Soupman and one Grilled Cheese Truck cart will be open and operating in New York City and operated by a Veteran no later than December 31, 2016.

R2S may replace three of the Company’s board members with new members of its choosing within 30 days from first loan funding.

The Company was to hire a new CFO, which it has done.

Current board and management must convert at least 75% of their deferred compensation and expenses to Company common stock. Payment of deferred compensation may not exceed $250,000.

The Company will place a ceiling of $1.6m or 10% of revenues on corporate overhead and general and administrative expenses over the next 12 months.

The Company must hit certain pro forma expectations by September 30, 2016.

The Company must produce a budget for R2S detailing its use of R2S proceeds.

R2S may require key-man insurance on Company executives or it will have the authority to approve replacements in the even that any uncovered executive dies or is incapacitated.

The Company’s management must provide the board with monthly unaudited financial statements to be reviewed and approved by the board.

R2S will have the opportunity to attend and speak at board meeting but not to affect board decisions.

The Investment Agreement otherwise contains standards representations and warranties from the Company and R2S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC.,

Date: January 21, 2016	By:	/s/ Robert Lee
Robert Lee, Chairman